EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports Fourth Quarter and Full-Year 2010 Results

  Full-year adjusted diluted EPS increased 37% to $3.05
  Comparable store sales increase of 8.8% for full-year 2010
  Full-year adjusted operating margin increased to 13.6%

SPRINGFIELD, Mo., Feb. 16, 2011 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. ("O'Reilly" or "the Company") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for the fourth quarter and year ended December 31, 2010. The results represent 18 consecutive years of comparable store sales growth and record revenue and operating income for O'Reilly since becoming a public company in April of 1993.

4th Quarter 2010 Financial Results

Sales for the fourth quarter ended December 31, 2010, increased $137 million, or 12%, to $1.31 billion from $1.17 billion for the same period a year ago. Gross profit for the fourth quarter ended December 31, 2010, increased to $637 million (or 48.6% of sales) from $570 million (or 48.5% of sales) for the same period a year ago, representing an increase of 12%. Selling, General and Administrative ("SG&A") expenses for the fourth quarter ended December 31, 2010, increased to $472 million (or 36.1% of sales) from $444 million (or 37.8% of sales) for the same period a year ago, representing an increase of 6%. Operating income for the fourth quarter ended December 31, 2010, increased to $164 million (or 12.5% of sales) from $125 million (or 10.7% of sales) for the same period a year ago, representing an increase of 31%.

Net income for the fourth quarter ended December 31, 2010, totaled $106 million (or 8.1% of sales), up 47% from $72 million (or 6.1% of sales) for the same period a year ago. Diluted earnings per common share for the fourth quarter ended December 31, 2010, increased 42% to $0.74 on 143 million shares versus $0.52 for the same period a year ago on 139 million shares.

The Company's results for the fourth quarter ended December 31, 2010, included a nonrecurring, non-operating gain of $11.6 million ($7.2 million, net of tax) in "Other income" related to the settlement of a note receivable acquired in the July 11, 2008, acquisition of CSK Auto Corporation ("CSK"). The note was favorably settled for a gain in the fourth quarter of 2010. Adjusted diluted earnings per common share, excluding the impact of the gain related to the settlement of the note receivable, increased 33% to $0.69 for the fourth quarter ended December 31, 2010, from $0.52 for the same period a year ago. The table below outlines the impact of the gain on the settlement of the note receivable for the fourth quarter ended December 31, 2010, (amounts in thousands, except per share data):

	For the Three Months Ended December 31,
	2010		2009
	Amount	% of Sales	Amount	% of Sales
Net income	$105,760	8.1%	$71,923	6.1%
Gain on settlement of note receivable, net of tax	(7,215)	(0.6)%	--	--%
Adjusted net income	$98,545	7.5%	$71,923	6.1%

Diluted earnings per common share	$0.74		$0.52
Gain on settlement of note receivable, net of tax	(0.05)		--
Adjusted diluted earnings per common share	$0.69		$0.52

"O'Reilly finished the year with a very strong fourth quarter as we, again, delivered record breaking revenues and earnings," said Greg Henslee, CEO and Co-President. "We achieved comparable store sales growth of 9.2% for the fourth quarter which drove an increase of 33% in adjusted earnings per share, resulting in our eighth consecutive quarter of double digit earnings growth. In November, we converted our acquired Phoenix distribution center to the O'Reilly systems and simultaneously converted the final 151 CSK stores to our point-of-sale system. With these conversions, all acquired CSK stores now have same-day or overnight access to O'Reilly's broad range of hard parts product offerings, marking a significant milestone in the CSK integration process. Through the consistent execution of our proven dual market strategy and with the support of our robust distribution network, we continue to profitably grow market share in all the markets we serve."

Full-Year 2010 Financial Results

Sales for the year ended December 31, 2010, increased $550 million, or 11%, to $5.4 billion from $4.85 billion for the year ended December 31, 2009. Gross profit for the year ended December 31, 2010, increased to $2.62 billion (or 48.6% of sales) from $2.33 billion (or 48.0% of sales) for the year ended December 31, 2009, representing an increase of 13%. SG&A expenses for the year ended December 31, 2010, increased to $1.89 billion (or 35.0% of sales) from $1.79 billion (or 36.9% of sales) for the year ended December 31, 2009, representing an increase of 6%. Operating income for the year ended December 31, 2010, increased to $713 million (or 13.2% of sales) from $538 million (or 11.1% of sales) for the year ended December 31, 2009, representing an increase of 33%.

Net income for the year ended December 31, 2010, totaled $419 million (or 7.8% of sales), up 36% from $307 million (or 6.3% of sales) for the year ended December 31, 2009. Diluted earnings per common share for the year ended December 31, 2010, increased 32% to $2.95 on 142 million shares versus $2.23 one year ago on 138 million shares.

The Company's results for the year ended December 31, 2010, included charges related to the legacy United States Department of Justice ("DOJ") investigation of CSK. As previously disclosed, prior to O'Reilly's acquisition of CSK in July of 2008, the DOJ began an investigation of CSK relating to CSK's historical accounting practices. O'Reilly and the DOJ have agreed in principle, subject to final documentation, to resolve the DOJ investigation of CSK's legacy accounting practices. Based upon the agreement in principle for a final settlement, the Company recorded a charge of $20.9 million for the year ended December 31, 2010, in anticipation of the DOJ, CSK and O'Reilly executing a Non-Prosecution Agreement and the Company paying a one-time monetary penalty of $20.9 million to the DOJ. The Company's results for the year ended December 31, 2010, also include other income related to a nonrecurring, non-operating gain of $11.6 million ($7.2 million, net of tax) on the settlement of a note receivable acquired in the acquisition of CSK, as discussed above.

Adjusted operating income for the year ended December 31, 2010, excluding the impact of the charges related to the CSK DOJ investigation discussed above, increased to $734 million (or 13.6% of sales) from $538 million (or 11.1% of sales) for the year ended December 31, 2009. Adjusted diluted earnings per common share, excluding the impact of the charges related to the CSK DOJ investigation and the gain on the settlement of the note receivable discussed above, increased 37% to $3.05 for the year ended December 31, 2010, from $2.23 for the same period one year ago. The table below outlines the impact of the CSK DOJ investigation charge and the gain on the settlement of the note receivable for the year ended December 31, 2010, (amounts in thousands, except per share data):

	For the Year Ended December 31,
	2010		2009
	Amount	% of Sales	Amount	% of Sales
Operating income	$712,776	13.2%	$537,619	11.1%
Legacy CSK DOJ investigation charge	20,900	0.4%	--	--%
Adjusted operating income	$733,676	13.6%	$537,619	11.1%

Net income	$419,373	7.8%	$307,498	6.3%
Legacy CSK DOJ investigation charge	20,900	0.4%	--	--%
Gain on settlement of note receivable, net of tax	(7,215)	(0.2)%	--	--%
Adjusted net income	$433,058	8.0%	$307,498	6.3%

Diluted earnings per common share	$2.95		$2.23
Legacy CSK DOJ investigation charge	0.15		--
Gain on settlement of note receivable, net of tax	(0.05)		--
Adjusted diluted earnings per common share	$3.05		$2.23

Ted Wise, COO and Co-President, stated, "During 2010, we opened 156 new stores, closed 7 stores and opened a record four new DCs, increasing our store count to 3,570 and our DC count to 23. We also converted 884 acquired CSK stores to the O'Reilly systems and converted one CSK DC to the O'Reilly systems. During the first half of 2011, we will finish the rebranding and signage changeovers of all the acquired CSK stores, including front-room remodels, decor package installations and outside sign replacements. We also plan to open 170 new stores in 2011. Our continued growth and success is the direct result of our Team's relentless dedication to providing excellent customer service to all of our retail and professional service providers. Due to the hard work of our Team Members, 2010 has been a very successful year for Team O'Reilly, and we are excited to continue to grow our business in 2011."

Mr. Henslee added, "As we look ahead to 2011, our focus will continue to be on profitable growth and margin improvements by providing unsurpassed levels of customer service. With the completion of the system conversions in the acquired CSK stores, we are well positioned to aggressively expand our market share during the coming years. I would like to thank all 47,000 of our hard working and dedicated Team Members for the fantastic results they achieved in 2010; we look forward to building upon those results in 2011."

4th Quarter and Full-Year 2010 Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to team members and sales during the one- to two-week period certain CSK branded stores were closed for conversion. Comparable store sales increased 9.2% for the fourth quarter of 2010 versus 2.7% for the same period one year ago. Comparable store sales increased 8.8% for the year ended December 31, 2010, versus 4.6% for the year ended December 31, 2009.

1st Quarter and Full-Year 2011 Guidance

The table below outlines the Company's guidance for selected first quarter and full-year 2011 financial data:

	Three Months Ended March 31, 2011	Year Ended December 31, 2011
New store openings		170
Comparable store sales	3% to 5%	3% to 6%
Total revenue		$5.7 billion to $5.8 billion
Gross profit margin		48.4% to 48.8%
Operating margin		13.9% to 14.4%
Diluted earnings per share	$0.63 to $0.67	$3.26 to $3.36
Adjusted diluted earnings per share (1)	$0.74 to $0.78	$3.37 to $3.47
Capital expenditures		$310 million to $340 million
Free cash flow (2)		$320 million to $350 million

(1) The adjusted diluted earnings per share guidance excludes $0.11 related to one-time charges associated with the new financing plan the Company completed on January 14, 2011. These one-time items include an adjustment to earnings per share of $0.09, net of tax, for a non-cash charge to write-off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $21.6 million and an adjustment to earnings per share of $0.02, net of tax, for a charge related to the termination of the Company's interest rate swap agreements in the amount of $4.2 million.
(2) Calculated as net cash flows provided by/used in operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per common share, free cash flow, as well as rent-adjusted debt to earnings before interest, taxes, depreciation, amortization, stock option compensation and rent ("EBITDAR"). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the CSK DOJ investigation charge, the gain from the settlement of the note receivable, as well as the presentation of EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call Thursday, February 17, 2011, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's web site, www.oreillyauto.com, by clicking on "Investor Relations" and then "News Room". We invite interested analysts to join our call. The dial-in number for the call is (706) 679-5789; the conference call ID number is 33644868. A replay of the call will also be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 3,570 stores in 38 states as of December 31, 2010.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, CSK DOJ investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses such as the integration of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	December 31, 2010	December 31, 2009
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$29,721	$26,935
Accounts receivable, net	121,807	107,887
Amounts receivable from vendors	61,845	63,110
Inventory	2,023,488	1,913,218
Deferred income taxes	33,877	85,934
Other current assets	30,514	29,635
Total current assets	2,301,252	2,226,719

Property and equipment, at cost	2,705,434	2,353,240
Less: accumulated depreciation and amortization	775,339	626,861
Net property and equipment	1,930,095	1,726,379

Notes receivable, less current portion	18,047	12,481
Goodwill	743,975	744,313
Other assets, net	54,458	71,579
Total assets	$5,047,827	$4,781,471
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$895,736	$818,153
Self-insurance reserves	51,192	55,348
Accrued payroll	52,725	42,790
Accrued benefits and withholdings	45,542	44,295
Income taxes payable	4,827	8,068
Other current liabilities	177,505	143,781
Current portion of long-term debt	1,431	106,708
Total current liabilities	1,228,958	1,219,143

Long-term debt, less current portion	357,273	684,040
Deferred income taxes	68,736	18,321
Other liabilities	183,175	174,102
Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 141,025,544 at December 31, 2010, and
137,468,063 at December 31, 2009	1,410	1,375
Additional paid-in capital	1,141,749	1,042,329
Retained earnings	2,069,496	1,650,123
Accumulated other comprehensive loss	(2,970)	(7,962)
Total shareholders' equity	3,209,685	2,685,865
Total liabilities and shareholders' equity	$5,047,827	$4,781,471

Note: The balance sheet at December 31, 2009, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)

Sales	$1,310,330	$1,173,697	$5,397,525	$4,847,062
Cost of goods sold, including warehouse and distribution expenses	673,733	604,163	2,776,533	2,520,534
Gross profit	636,597	569,534	2,620,992	2,326,528

Selling, general and administrative expenses	472,461	444,122	1,887,316	1,788,909
Legacy CSK DOJ investigation charge	--	--	20,900	--
Operating income	164,136	125,412	712,776	537,619

Other income (expense):
Interest expense	(7,492)	(11,069)	(39,273)	(45,176)
Interest income	532	416	1,941	1,543
Gain on settlement of note receivable	11,639	--	11,639	--
Other, net	445	1,214	2,290	2,912
Total other income (expense)	5,124	(9,439)	(23,403)	(40,721)
Income before income taxes	169,260	115,973	689,373	496,898

Provision for income taxes	63,500	44,050	270,000	189,400
Net income	$105,760	$71,923	$419,373	$307,498

Basic earnings per share:
Earnings per share	$0.76	$0.52	$3.02	$2.26
Weighted-average common shares outstanding – basic	139,850	137,302	138,654	136,230

Earnings per share-assuming dilution:
Earnings per share	$0.74	$0.52	$2.95	$2.23
Weighted-average common shares outstanding – assuming dilution	143,203	139,049	141,992	137,882

Note: The income statement for the year ended December 31, 2009, has been derived from the audited consolidated financial statements but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2010	2009
	(Unaudited)	(Note)
Operating activities:
Net income	$419,373	$307,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	159,730	142,912
Amortization of intangibles	1,712	5,267
Amortization of premium on exchangeable notes	(707)	(750)
Amortization of debt issuance costs	8,559	8,508
Excess tax benefit of stock options exercised	(18,587)	(10,215)
Deferred income taxes	99,257	50,381
Gain on settlement of note receivable	(11,639)	--
Stock option compensation programs	14,947	13,451
Other share based compensation programs	2,026	7,962
Other	6,893	8,739
Changes in operating assets and liabilities:
Accounts receivable	(21,748)	(9,714)
Inventory	(110,271)	(339,742)
Accounts payable	82,574	79,824
Income taxes payable	15,346	6,505
Other	56,222	14,574
Net cash provided by operating activities	703,687	285,200

Investing activities:
Purchases of property and equipment	(365,419)	(414,779)
Proceeds from sale of property and equipment	2,124	4,288
Payments received on notes receivable	17,364	5,819
Other	(5,346)	(5,989)
Net cash used in investing activities	(351,277)	(410,661)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	548,700	664,550
Payments on asset-based revolving credit facility	(871,500)	(599,950)
Principal payments on debt and capital leases	(108,527)	(13,648)
Excess tax benefit of stock options exercised	18,587	10,215
Net proceeds from issuance of common stock	63,116	59,508
Other	--	420
Net cash (used in)/provided by financing activities	(349,624)	121,095

Net increase/(decrease) in cash and cash equivalents	2,786	(4,366)
Cash and cash equivalents at beginning of year	26,935	31,301
Cash and cash equivalents at end of year	$29,721	$26,935

Supplemental disclosures of cash flow information:
Income taxes paid	$154,146	$130,720
Interest paid, net of capitalized interest	31,211	36,881
Property and equipment acquired through issuance of capital lease obligations	--	8,337

Note: The cash flow statement for the year ended December 31, 2009, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	For the Year Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	December 31,
	2010	2009
Debt	$358,704	$790,748
Add: Letters of credit	71,206	72,381
Rent X 6	1,361,274	1,374,804
Less: Premium on exchangeable notes	--	718
Adjusted debt	$1,791,184	$2,237,215

Adjusted net income (1)	$433,058	$307,498
Add: Interest expense	39,273	45,176
Taxes (2)	265,576	189,400
Adjusted EBIT	737,907	542,074

Add: Depreciation and amortization	161,442	148,179
Rent expense	226,879	229,134
Stock option compensation expense	14,947	13,451
Adjusted EBITDAR	$1,141,175	$932,838

Adjusted debt to adjusted EBITDAR	1.6	2.4

	December 31,
	2010	2009
Selected Balance Sheet Ratios:
Inventory turnover (3)	1.4	1.4
Inventory turnover, net of payables (4)	2.5	2.6
Average inventory per store (in thousands) (5)	$567	$559
AP to inventory (6)	44.3%	42.8%
Debt-to-capital (7)	10.1%	22.7%
Return on equity (8)	14.4%	12.1%
Return on assets (9)	8.7%	6.7%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Financial Information (in thousands):
Capital expenditures	$88,956	$97,584	$365,419	$414,779
Free cash flow (10)	$22,168	$(101,364)	$338,268	$(129,579)
Depreciation and amortization	$40,711	$37,054	$161,442	$148,179
Interest expense	$7,492	$11,069	$39,273	$45,176
Lease and rental expense	$56,967	$57,642	$226,879	$229,134

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Store Information:
Sales per weighted-average square foot (11)	$51.44	$48.10	$215.58	$201.51
Square footage (in thousands)			25,315	24,200
Sales per weighted-average store (in thousands) (12)	$365	$340	$1,527	$1,424
Total employment			46,858	44,880

	Store Count by Brand
	O'Reilly	Checker	Schuck's	Kragen	Total
December 31, 2009	2,533	321	75	492	3,421
New	156	--	--	--	156
Converted	884	(321)	(75)	(488)	--
Closed	(3)	--	--	(4)	(7)
December 31, 2010	3,570	--	--	--	3,570

(1)Excludes the charge related to the CSK DOJ investigation and the nonrecurring, non-operating gain related to the settlement of the CSK note receivable, net of tax, for the year ended December 31, 2010.
(2) Excludes the tax impact of the nonrecurring, non-operating gain related to the settlement of the CSK note receivable.
(3) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(4) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(5) Calculated as total inventory divided by store count at end of the reported period.
(6) Calculated as accounts payable divided by inventory.
(7) Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(8) Calculated as the last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation and the gain on the settlement of the CSK note receivable, net of tax, divided by average shareholders' equity. Due to the nature of the CSK related charge and gain, the adjustments are made to provide comparable results. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(9) Calculated as the last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation and the gain on the settlement of the CSK note receivable, net of tax, divided by average total assets. Due to the nature of the CSK related charge and gain, the adjustments are made to provide comparable results. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(10) Calculated as net cash flows provided by/used in operating activities less capital expenditures for the period.
(11) Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(12) Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.
O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share and operating margin data)	December 31,		December 31,
	2010	2009	2010	2009
GAAP operating income	$164,136	$125,412	$712,776	$537,619
Legacy CSK DOJ investigation charge	--	--	20,900	--
Non-GAAP adjusted operating income	$164,136	$125,412	$733,676	$537,619

GAAP operating margin	12.5%	10.7%	13.2%	11.1%
Legacy CSK DOJ investigation charge	--	--	0.4%	--
Non-GAAP adjusted operating margin	12.5%	10.7%	13.6%	11.1%

GAAP net income	$105,760	$71,923	$419,373	$307,498
Legacy CSK DOJ investigation charge	--	--	20,900	--
Gain on settlement of note receivable, net of tax	(7,215)	--	(7,215)	--
Non-GAAP adjusted net income	$98,545	$71,923	$433,058	$307,498

GAAP diluted earnings per share	$0.74	$0.52	$2.95	$2.23
Legacy CSK DOJ investigation charge	--	--	0.15	--
Gain on settlement of note receivable, net of tax	(0.05)	--	(0.05)	--
Non-GAAP adjusted diluted earnings per share	$0.69	$0.52	$3.05	$2.23

Weighted-average common shares outstanding – assuming
dilution	143,203	139,049	141,992	137,882

	Twelve Months Ended
(In thousands, except adjusted debt to EBITDAR ratio)	December 31,
	2010	2009
GAAP debt	$358,704	$790,748
Add: Letters of credit	71,206	72,381
Rent X 6	1,361,274	1,374,804
Less: Premium on exchangeable notes	--	718
Non-GAAP adjusted debt	$1,791,184	$2,237,215

GAAP net income	$419,373	$307,498
Legacy CSK DOJ investigation charge	20,900	--
Gain on settlement of note receivable, net of tax	(7,215)	--
Non-GAAP adjusted net income	433,058	307,498
Add: Interest expense	39,273	45,176
Taxes, net of impact of gain on settlement of note receivable	265,576	189,400
Adjusted EBIT	737,907	542,074

Add: Depreciation and amortization	161,442	148,179
Rent expense	226,879	229,134
Stock option compensation expense	14,947	13,451
Adjusted EBITDAR	$1,141,175	$932,838

Adjusted debt to adjusted EBITDAR	1.6	2.4
CONTACT: Investor & Media Contacts
         Mark Merz (417) 829-5878